UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a – 101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary proxy statement	☐	Confidential, for use of the Commission only
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

NETLOGIC MICROSYSTEMS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person (s) Filing Proxy Statement, if other than Registrant)

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NETLOGIC MICROSYSTEMS, INC.

1875 Charleston Road

Mountain View, CA 94043

Dear Stockholder,

You are cordially invited to attend the 2005 Annual Meeting of Stockholders (the “Annual Meeting”) of NetLogic Microsystems, Inc. (the “Company”), to be held on May 18, 2005, 8:00 a.m., local time, at the offices of Bingham McCutchen LLP, 1900 University Avenue, East Palo Alto, California 94303.

The matters expected to be acted upon at the meeting are described in detail in the following Notice of the 2005 Annual Meeting of Stockholders and Proxy Statement.

It is important that your shares be represented and voted at the meeting. Whether you plan to attend the Annual Meeting or not, it is important that you promptly register your vote in accordance with the instructions set forth on the enclosed proxy card. A return addressed envelope is enclosed for your convenience. This will ensure your proper representation at the Annual Meeting. Returning the proxy does not deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

On behalf of our board of directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

Sincerely,

Ronald S. Jankov
First mailed to stockholders on or about April 12, 2005	President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

PLEASE REMEMBER TO PROMPTLY RETURN YOUR PROXY.

NETLOGIC MICROSYSTEMS, INC.

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

To be held on May 18, 2005

To the Stockholders of NetLogic Microsystems, Inc.:

NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Stockholders (the “Annual Meeting”) of NetLogic Microsystems, Inc., a Delaware corporation (the “Company”), will be held on May 18, 2005, at 8:00 a.m., local time, at the offices of Bingham McCutchen LLP, 1900 University Avenue, East Palo Alto, California 94303, for the following purposes:

1. To elect two members of our board of directors to hold office until the next Annual Meeting of Stockholders or until their respective successors have been elected or appointed. The nominees are Norman Godinho and Ronald Jankov;

2. To approve an amendment to the NetLogic Microsystems, Inc. 2004 Equity Incentive Plan regarding the granting of stock options and other awards to non-employee directors;

3. To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s registered independent public accounting firm for the fiscal year ending December 31, 2005; and

4. To transact such other business as may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Our board of directors has fixed the close of business on March 30, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments of the Annual Meeting. A list of such stockholders will be available for inspection at the principal office of the Company.

You are cordially invited to attend the Annual Meeting. However, to ensure that you are represented at the Annual Meeting, please register your vote as promptly as possible in accordance with the instructions set forth on the enclosed proxy card. A return addressed envelope is enclosed for your convenience. If you attend the Annual Meeting, you may vote in person even though you have returned a proxy card previously. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Roland B. Cortes
Secretary

Mountain View, California

April 12, 2005

NETLOGIC MICROSYSTEMS, INC.

1875 Charleston Road

Mountain View, California 94043

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the board of directors of NetLogic Microsystems, Inc., a Delaware corporation (the “Company”), of proxies, in the accompanying form, to be used at the 2005 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Bingham McCutchen LLP, 1900 University Avenue, East Palo Alto, California 94303, on May 18, 2005, at 8:00 a.m., local time, and any adjournments of the Annual Meeting. Unless the context otherwise requires, the “Company,” “we,” “us,” and similar terms refer to NetLogic Microsystems, Inc.

This Proxy Statement and the accompanying proxy card are being mailed on or about April 12, 2005 to all stockholders entitled to notice of and to vote at the Annual Meeting.

SOLICITATION AND VOTING PROCEDURES

Shares represented by valid proxies in the form enclosed, received in time for use at the Annual Meeting and not revoked at or prior to the Annual Meeting, will be voted at the Annual Meeting, as discussed below. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting. Holders of our common stock are entitled to one vote per share on all matters. To vote in person, a stockholder must attend the Annual Meeting, and then complete and submit the ballot provided at the meeting. To vote by proxy, a stockholder must either mark, sign, and date the enclosed proxy card and mail it to the Company’s transfer agent or submit a proxy electronically by using the Internet and logging on to www.eproxy.com/netl/ by following the instructions provided on the proxy card. An automated system administered by the Company’s transfer agent tabulates stockholder votes submitted by proxy, and an officer of the Company will tabulate votes cast in person at the Annual Meeting.

Brokers holding shares in street name for customers have the discretionary authority to vote on certain matters when they have not received instructions from the beneficial owners of shares. Under applicable rules, brokers have the discretion to vote on routine matters such as the uncontested election of directors and the ratification of the appointment of an accounting firm. Brokers that do not receive instructions from the beneficial owners are entitled to vote on Proposal No. 1 (the election of directors) and Proposal No. 3 (the ratification of appointment by the Audit Committee of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2005 audit). However, brokers will not have discretion to vote on Proposal No. 2 (amendment to the 2004 Equity Incentive Plan) if they do not receive instructions from the beneficial owners. Broker non-votes, if any, will be considered for purposes of determining a quorum, but they will not be considered as entitled to vote and will not have any effect on any of the votes contemplated by this Proxy Statement.

The voting requirements for the proposals that we will consider at the Annual Meeting are as follows:

•	Election of Directors. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting, and the two directors who receive the most votes will be elected to our board of directors. Abstentions and votes that are withheld will not affect the election of directors.

•	Approval of Amendment to 2004 Equity Incentive Plan. An affirmative vote of the holders of a majority of the votes of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is necessary for approval of Proposal No. 2 to approve the proposed amendment to the Company’s 2004 Equity Incentive Plan. Abstentions will have the effect of votes against this proposal.

•	Ratification of Appointment of PricewaterhouseCoopers LLP as Registered Independent Public Accounting Firm. An affirmative vote of the holders of a majority of the votes of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is necessary for approval of Proposal No. 3 to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the audit of our fiscal 2005 financial statements. Abstentions will have the effect of votes against this proposal.

All proxies will be voted as specified on the proxy cards submitted by stockholders, if the proxy is properly executed or electronically submitted and is received by the Company prior to the close of voting at the Annual Meeting or any adjournment or postponement of the Annual Meeting. If no choice has been specified, a properly completed and timely returned or electronically submitted proxy card will be voted for our board of directors’ nominees and for Proposals Nos. 2 and 3, which are described in detail elsewhere in this Proxy Statement. In addition, all properly completed and timely returned or electronically submitted proxy cards will be voted by the proxies in their discretion for any other matters properly and timely submitted for a vote at the Annual Meeting.

The close of business on March 30, 2005 has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of our common stock at the close of business on March 30, 2005 will be entitled to notice of and to vote at the Annual Meeting. As of that date, we had 17,720,982 shares of common stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote per share.

The cost of soliciting proxies, including expenses in connection with preparing and mailing of this Proxy Statement, will be borne by the Company. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. The Company will reimburse brokerage firms and other persons representing beneficial owners of common stock for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, electronic facsimile transmission and other electronic means, and personal solicitation by the directors, officers or employees of the Company. No additional compensation will be paid to directors, officers or employees for such solicitation. The Company has retained Wells Fargo Shareowner Services to assist in the distribution of proxies for a fee estimated to be approximately $4,000.00 plus reasonable out-of-pocket expenses.

Copies of the Company’s 2004 Annual Report on Form 10-K are being mailed to stockholders with this Proxy Statement. Additional copies of the Company’s 2004 Annual Report on Form 10-K, excluding exhibits, may be obtained by any stockholder without charge by making a request through the Company’s website “Investor Information” pages at www.netlogicmicro.com or by written request addressed to: Investor Relations, NetLogic Microsystems, Inc., 1875 Charleston Road, Mountain View, California 94043.

REVOCABILITY OF PROXIES

You can revoke your proxy at any time before the voting at the Annual Meeting by sending a properly signed written notice of your revocation to the Secretary of the Company, by submitting another proxy that is properly signed and bearing a later date, by following the specified procedures for submitting a proxy electronically and changing your vote, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy. You should direct any written notices of revocation and related correspondence to NetLogic Microsystems, Inc., 1875 Charleston Road, Mountain View, California 94043, Attention: Secretary.

BOARD OF DIRECTORS

Directors

The names of each of our directors at April 1, 2005 and certain information about them are set forth below:

Name	Age	Position
Leonard Perham (1)(2)	61	Chairman of the Board
Douglas Broyles (3)	63	Director
Steve Domenik (1)(2)	53	Director
Norman Godinho	64	Director
Ronald Jankov	46	Director, Chief Executive Officer and President
Varadarajan Srinivasan (4)	54	Director, Vice President of Product Development and Chief Technical Officer

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the governance and nominating committee
(4)	Will not stand for re-election

Leonard Perham has served as a member of or Chairman of our board since March 2000. Mr. Perham is a private investor who holds officer and director positions with various private companies. From April 1991 to January 2000, Mr. Perham was the Chief Executive Officer of Integrated Device Technology, Inc.

Douglas Broyles has served as a member of our board since December 1999. Mr. Broyles has been a General Partner with Huntington Ventures since September 2000. For the past 25 years, Mr. Broyles has been associated, as an investor and board member, with several Silicon Valley technology companies. Mr. Broyles also currently serves on the board of Peak International Ltd.

Steve Domenik has served as a member of our board since January 2001. Since 1995, Mr. Domenik has been with Sevin Rosen Funds, a venture capital firm, where he is now a General Partner. During his tenure at Sevin Rosen Funds he has led numerous investments in private companies. Mr. Domenik also sits on the boards of directors of various private companies.

Norman Godinho is one of our founders and has served as a member of our board since inception. From December 1997 to April 2000, Mr. Godinho served as our Chief Executive Officer. In August 1980, Mr. Godinho co-founded Integrated Device Technology, Inc. Mr. Godinho was also a director and Vice President of Paradigm Technology Limited, a semiconductor company, which he co-founded in 1987.

Ronald Jankov has served as our President, Chief Executive Officer and as a member of our board of directors since April 2000. From September 1995 to September 1999, Mr. Jankov was Vice President of Sales and then Vice President and General Manager for the Multimedia Division of NeoMagic Corporation, a provider of semiconductors for handheld systems. Prior to that time, Mr. Jankov was Vice President of Cyrix Corporation, a microprocessor company, and held various engineering, sales and management positions at other semiconductor companies, including LSI Logic Corp. and Texas Instruments.

Varadarajan Srinivasan has served as our Vice President of Product Development since March 1996, as our Chief Technical Officer since August 2000, and as a member of our board since February 2000. From January 1989 to March 1996, Mr. Srinivasan was a director of Design Engineering for Quality Semiconductor, Inc., working with SRAMs and logic products. At the Annual Meeting, Mr. Srinivasan will not stand for re-election as a director of the Company.

Lionel Allan resigned as a director effective as of April 1, 2005. Mr. Allan served as a member of our board from May 1997 until his resignation and was one of our founding stockholders. Since March 1992, Mr. Allan has been President of Allan Advisors, Inc., a corporate governance and legal consulting firm.

Composition of the Board and Committees

Our board of directors is divided into three classes, as follows:

•	Class I consists of Norman Godinho, Ronald Jankov and Varadarajan Srinivasan, whose terms will expire at the Annual Meeting;

•	Class II consists of Douglas Broyles and Steve Domenik whose terms will expire at our annual meeting of stockholders to be held in 2006; and

•	Class III consists currently of Leonard Perham whose term will expire at our annual meeting of stockholders to be held in 2007.

Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires. Each director’s term is subject to the election and qualification of his successor, or his earlier death, resignation or removal. The authorized number of directors may be changed by resolution of our board of directors or a majority vote of the stockholders. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The number of directors is currently set at eight; however, in January 2005, our board of directors approved a reduction in the number of directors to six, effective as of the date of the Annual Meeting. Because no more than two directors may be elected at each annual meeting, this classification of our board of directors may have the effect of delaying or preventing changes in control or management. There currently is one vacancy in Class III which may be filled at any time by a new director approved by a majority of our board of directors.

Our Class I directors’ terms will expire at the Annual Meeting. While Messrs. Godinho and Jankov will stand for re-election, Mr. Srinivasan will not stand for re-election to our board of directors. There are no family relationships among any of our directors or executive officers.

Majority of Independent Directors

Our board of directors has determined that Messrs. Perham, Broyles and Domenik are “independent,” as defined under the rules of the National Association of Securities Dealers, Inc. (“NASD”). Our board of directors has standing Audit, Compensation and Governance and Nominating Committees, each of which is comprised solely of independent directors in accordance with the rules of the NASD. Under the rules of the NASD, although our audit committee, which is currently comprised of two independent directors, must be comprised of at least three independent directors, we have 12 months from our initial public offering to comply with this requirement. Before July 8, 2005, we will designate at least one additional individual to serve as an independent director of our audit committee.

Audit Committee

Messrs. Perham and Domenik are the current members of our audit committee. Mr. Perham serves as the chairman of the committee. The board of directors has determined that Mr. Perham is the “audit committee financial expert,” as defined by applicable rules of the Securities and Exchange Commission (the “SEC”), but that status does not impose on him duties, liabilities or obligations that are greater than the duties, liabilities or obligations otherwise imposed on him as a member of our audit committee and our board of directors. Our audit committee oversees, reviews and evaluates our financial statements, accounting and financial reporting processes, internal control functions and the audits of our financial statements, including the appointment, compensation, retention and oversight of our independent auditor. Our audit committee also is charged with reviewing reports or complaints with respect to the accounting, auditing and/or internal controls of the Company, including possible violations under our “whistleblower” policy. The responsibilities of our audit committee are described in the Audit Committee Charter adopted by our board of directors, which is attached as Appendix A to this Proxy Statement.

Compensation Committee

Messrs. Perham and Domenik are the current members of our compensation committee. Mr. Domenik serves as the chairman of the committee. Our compensation committee reviews and makes recommendations to our board of directors concerning the compensation and benefits of our executive officers (including our chief executive officer) and directors, administers our stock option and employee benefits plans, and reviews general policy relating to compensation and benefits.

Governance and Nominating Committee

Mr. Broyles is the sole member of our governance and nominating committee. Prior to April 1, 2005, Lionel Allan also was a member and the chairman of this committee. Our governance and nominating committee identifies prospective board candidates, recommends nominees for election to our board of directors, develops and recommends board member selection criteria, considers committee member qualification, recommends corporate governance principles to the board of directors, and provides oversight in the evaluation of our board of directors and each committee. The responsibilities of our governance and nominating committee are described in the Governance and Nominating Committee Charter approved by our board of directors, a current copy of which is available on the Company’s website at www.netlogicmicro.com.

When there is a need to identify and/or evaluate a prospective nominee, our governance and nominating committee undertakes a careful review process which may involve, among other things, candidate interviews, inquiries of the person or persons recommending the candidate, engagement of an outside firm to gather additional information and/or discussions with management and incumbent directors. In evaluating candidates, including current directors eligible for re-election, our governance and nominating committee considers various factors that it considers necessary or appropriate, including the size and composition of our board of directors and our committees, the needs of our board of directors and our committees, the candidate’s expertise and experience, the candidate’s independence and potential conflicts of interest, the candidate’s character and integrity, and the candidate’s existing commitments. Upon completion of its review and evaluation, our governance and nominating committee makes its recommendations to our board of directors regarding the candidate(s). After considering our governance and nominating committee’s recommendations, our board of directors determines and approves which candidate(s) shall be nominated for election to our board of directors, subject to stockholder approval.

Our governance and nominating committee will consider candidates for nomination as director who are recommended by the Company’s stockholders and will not evaluate any candidate for nomination as director differently solely because the candidate was recommended by a stockholder. To recommend a prospective candidate for consideration by our governance and nominating committee, stockholders of the Company should submit the candidate’s name and qualifications to the committee in writing at the following address: NetLogic Microsystems, Inc., 1875 Charleston Road, Mountain View, California 94043, Attention: Secretary. The Secretary will then forward this information to our governance and nominating committee. To date, the Company has not rejected any candidate timely recommended by any stockholder or group of stockholders owning more than five percent (5%) of our common stock.

Stockholder Communications with the Board

Stockholders who desire to communicate with the board, or to a specific director, may do so by delivering the communication addressed to either the board of directors or any director, c/o NetLogic Microsystems, Inc.,

1875 Charleston Road, Mountain View, California 94043. These communications will be delivered to the board, or any individual director, as specified. We have a policy that each director should make every reasonable effort to attend each annual meeting of stockholders.

Meetings of the Board and Committees.

During the fiscal year ended December 31, 2004, including telephonic meetings, there were seven meetings of our board of directors, ten meetings of our audit committee, no meetings of our governance and nominating committee and no meetings of our compensation committee. Every director attended at least 75% of such meetings of our board of directors and each committee held during the period for which he was a director or committee member during the fiscal year ended December 31, 2004. In addition, the members of our board of directors and our committees acted at times by unanimous written consent pursuant to Delaware law.

Compensation of Directors

Independent, non-employee directors receive a fully-vested annual option grant of 10,000 shares. The chairmen of our audit committee and governance and nominating committee additionally received a one-time option grant of 10,000 shares that vests 25% upon grant and ratably over the following three years of service. We reimburse directors for all reasonable out-of-pocket expenses incurred in attending meetings of our board of directors and committees of our board.

As proposed to be amended by Proposal No. 2 of this Proxy Statement, the NetLogic Microsystems, Inc. 2004 Equity Incentive Plan authorizes our compensation committee or our full board of directors to exercise its discretion to grant additional stock options and awards to newly elected or appointed and existing non-employee directors and such number of shares as a disinterested majority of the directors may determine in its discretion in recognition of additional duties to be performed as a committee chairman or other extraordinary service to the board. In no event may the total number of shares under stock options or awards granted on a discretionary basis exceed 50,000 shares per non-employee director for one year of board service. While our compensation committee and our board of directors will have this discretionary authority (assuming that the proposed amendment is approved by our stockholders), our compensation committee currently anticipates exercising such authority only with respect to newly appointed or elected directors or directors who serve as committee chairs or provide other extraordinary service to our board of directors. With respect to sitting directors, our compensation committee currently intends to maintain the Company’s existing practice of providing only the automatic annual grant of stock options to purchase 10,000 shares to each such director.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for Employees, Executive Officers and Directors that applies to our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. We have posted this Code of Business Conduct and Ethics on the Company’s website at www.netlogicmicro.com.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table sets forth summary information as to compensation received by our Chief Executive Officer and each of the four other most highly compensated persons who were serving as executive officers of the Company as of December 31, 2004 (collectively, the “named executive officers”) for services rendered to us in all capacities during the three fiscal years ended December 31, 2004.

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus (1)	Other Annual Compensation		Securities Underlying Options/SARs
Ronald Jankov	2004	$198,322				125,000
Chief Executive Officer and President	2003	$185,896	—	—		75,000

Ibrahim Korgav	2004	$181,059	$50,000			32,500
Senior Vice President of Manufacturing and	2003	$175,328	—	—		12,500
Business Operations

Varadarajan Srinivasan	2004	$194,084	$300			65,000	(2)
Vice President of Product Development	2003	$180,811	$1,700	—		37,500	(2)
and Chief Technical Officer

Marcia Zander	2004	$202,016	$38,000	$109,984	(3)	58,000
Vice President of Sales	2003	$199,094	$20,000	$49,604	(4)	25,000

Roland Cortes	2004	$184,759				30,000
Senior Director of Legal Affairs and IP	2003	$179,760	—	—		12,500
Management and Secretary

(1)	Amounts paid as bonuses for services rendered are reported for the year in which they were earned even if they were paid in the following fiscal year.

(2)	Excludes 600 and 1,625 shares of our common stock issued to Mr. Srinivasan during fiscal years ended December 31, 2004 and 2003, respectively, pursuant to our patent incentive program.

(3)	Ms. Zander received $96,124 in commissions and a car allowance of $13,860 in 2004.

(4)	Ms. Zander received $38,154 in commissions and a car allowance of up to $14,400 in 2003.

Option Grants in Last Fiscal Year

The following table provides information concerning grants of stock options made during 2004 to each of our named executive officers. The percentage of total options granted to our employees in 2004 is based on total options granted of 1,450,299 shares. We have never granted any stock appreciation rights.

The options in the table were granted under our 2000 Stock Plan and our 2004 Equity Incentive Plan. Each option has a maximum term of ten years, subject to earlier termination if the optionee’s services are terminated. All of the options granted in January 2004 were under our 2000 Stock Plan and are immediately exercisable. If unvested options are exercised, they remain subject to a right of repurchase by us at the lower of the exercise price or market price until the shares acquired upon exercise vest. The exercise prices of such options represent our board of directors’ determination of the fair market value of our common stock on the grant date. In establishing these prices for grants made in January 2004, our board considered many factors, including our financial condition and operating results, transactions involving the issuances of shares of our preferred stock, the senior rights and preferences accorded shares of preferred stock, and the market for comparable stocks. For grants made in June 2004, the exercise price was the anticipated initial public offering price of our common stock. For grants made in July 2004, the exercise price was the actual initial public offering price of our common stock. For grants made in October 2004, the exercise price was the closing price for our common stock as reported on the Nasdaq National Market on October 27, 2004. All options granted in July 2004 and October 2004 were under our 2004 Equity Incentive Plan. These option grants are not immediately exercisable, and vest and become exercisable, cumulatively as to one-fourth of the shares at the first anniversary of the vesting commencement date of the option grant and as to one thirty-sixth of the remaining shares subject to the option grant at the end of each successive mother thereafter, subject to the officer’s continuous employment with the Company.

The following table sets forth information regarding grants of stock options we granted during the fiscal year ended December 31, 2004 to the named executive officers. We granted options to purchase a total of 1,450,299 shares of our common stock during 2004. Potential realizable values are net of exercise price before taxes, and are based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until expiration of the ten-year term. These numbers are calculated based on SEC requirements and do not reflect our projection or estimate of future stock price growth.

	Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name and Principal Position	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2004		Exercise Price		Expiration Date
							5%		10%
Ronald Jankov Chief Executive Officer and President	50,000 50,000 25,000	3.45 3.45 1.72	% % %	$ $ $	13.00 12.00 6.04	6/1/2014 7/9/2014 10/27/2014	$ $ $	408,782 377,337 94,963	$ $ $	1,035,933 956,245 240,655

Ibrahim Korgav Senior Vice President of Manufacturing and Business Operations	12,500 7,500 12,500	0.86 0.52 0.86	% % %	$ $ $	2.00 12.00 6.04	1/20/2014 7/9/2014 10/27/2014	$ $ $	15,722 56,601 47,482	$ $ $	39,844 143,437 120,328

Varadarajan Srinivasan Vice President of Product Development and Chief Technical Officer	25,000 25,000 15,000	1.72 1.72 1.03	% % %	$ $ $	13.00 12.00 6.04	6/1/2014 7/9/2014 10/27/2014	$ $ $	204,391 188,668 56,978	$ $ $	517,966 478,123 144,393

Marcia Zander Vice President of Sales	12,500 18,000 15,000 12,500	0.86 1.24 1.03 0.86	% % % %	$ $ $ $	2.00 13.00 12.00 6.04	1/20/2014 6/1/2014 7/9/2014 10/27/2014	$ $ $ $	15,722 147,161 113,201 47,482	$ $ $ $	39,844 372,936 286,874 120,328

Roland Cortes Senior Director of Legal Affairs and IP Management and Secretary	10,000 10,000 10,000	0.69 0.69 0.69	% % %	$ $ $	13.00 12.00 6.04	6/1/2014 7/9/2014 10/27/2014	$ $ $	81,756 75,467 37,985	$ $ $	207,187 191,249 96,262

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Values

The following table presents for our named executive officers the number and value of securities underlying unexercised options that were held by those officers as of December 31, 2004. The numbers in the column entitled “Value of Unexercised In-the-Money Options at December 31, 2004” are based on the closing stock price on December 31, 2004 of $10.00 per share, less the exercise price payable for these shares, as adjusted for stock splits.

Name	Shares Acquired on Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options At December 31, 2004		Value of Unexercised In- the-Money Options At December 31, 2004 (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ronald Jankov Chief Executive Officer and President	75,000	$750,000	50,000	75,000	—	$99,000

Ibrahim Korgav Senior Vice President of Manufacturing and Business Operations	—	—	77,860	20,000	$622,880	$49,500

Varadarajan Srinivasan Vice President of Product Development and Chief Technical Officer	—	—	100,000	40,000	$600,000	$59,400

Marcia Zander Vice President of Sales	—	—	93,000	27,500	$605,000	$49,500

Roland Cortes Senior Director of Legal Affairs and IP Management and Secretary	8,750	$87,500	48,250	20,000	$306,000	$39,600

(1)	All exercises occurred prior to the Company’s initial public offering on July 9, 2004. For purposes of this calculation, the fair market value of the underlying security was assumed to be $12.00 per share, which represents the initial public offering price of the Company’s common stock.

(2)	Calculated on the basis of the fair market value of the underlying securities at December 31, 2004 ($10.00 per share) minus the exercise price.

Employment Contracts, Termination of Employment and Change-in-Control Agreements

We have entered into employment offer letters with each of our named executive officers. Each letter sets forth specifies the named executive officer’s initial base salary amount, bonus arrangement, if any, and initial stock option grant. None of the letters indicate a specific term of employment, and each officer’s employment may be terminated by either party at any time.

In our employment offer letter with Ibrahim Korgav, our Senior Vice President of Manufacturing and Business Development, if we terminate Mr. Korgav (other than for misconduct, as defined in his letter) prior to a change of control of our company, we are obligated to pay Mr. Korgav six months’ salary and to provide him with an additional six months of applicable employee benefits, and the vesting of his options to purchase shares of our common stock shall accelerate with respect to an additional 12 months. If Mr. Korgav’s employment is involuntarily terminated (as defined in the letter) after a change of control of our company, we are obligated to pay Mr. Korgav six months’ salary and to provide him with an additional six months of applicable employee benefits.

In our employment offer letter with Varadarajan Srinivasan, our Vice President of Product Development and Chief Technology Officer, if we terminate Mr. Srinivasan for any reason, we are obligated to pay him three months’ salary.

Pursuant to our employment offer letter with Roland Cortes, our Senior Director of Legal Affairs and IP Management and Secretary, Mr. Cortes is employed on an “at will” basis. The offer letter also provides for the compensation, bonus and stock option grant terms effective at the start of his employment with us.

For all options to purchase shares of our common stock issued to our named executive officers and other senior management of the Company since July 2002, if there is a change of control of our company, defined as the sale of all or substantially all of our assets or the merger or consolidation of our company with or into another corporation (except where existing holders of more than 50% of the voting securities retain their voting power), and the options are not assumed by the successor corporation, the vesting of the options will accelerate with respect to an additional 24 months, measured from the date of the change of control. If the options are assumed by the successor corporation but a named executive officer is involuntarily terminated, as defined, within 24 months after the effective date of the change of control, the vesting of the named executive officer’s options will accelerate with respect to the additional months that the officer would have received if he or she had remained employed for the 24-month period.

For all options, and shares of our common stock subject to our repurchase right, issued prior to July 2002, including the options and shares held by our named executive officers, if there is a change of control of our company and the options are not assumed by the successor corporation, the vesting of the options shall accelerate, and our repurchase right shall lapse, in full upon completion of the change of control. If the options are assumed by the successor corporation but a named executive officer is involuntarily terminated, as defined, within 24 months after the effective date of the change of control, the vesting of the named executive officer’s options will accelerate with respect to such additional months as if the employee had remained employed during the 24-month period.

In March 2005, our compensation committee approved a change-in-control agreement for Ms. Zander. Pursuant to this agreement, the named executive officer will be entitled to receive a severance payment equal to 50% of the executive officer’s annual salary at that time, in addition to any other amounts and benefits to which the executive officer may be entitled, if the executive officer’s employment is terminated for any of the following reasons within two years following a change in control of our company: assignment to the officer of duties incompatible with the officer’s position, failure to maintain the officer in this position and its reporting relationship or a substantial diminution in the nature of the officer’s authority or responsibilities; reduction in the officer’s then current base salary or in the bonus or incentive compensation opportunities or benefits coverage, except pursuant to an across-the-board reduction similarly affecting all senior executives; termination of the officer’s employment, for any reason other than voluntary termination or the officer’s misconduct; relocation of the officer’s principal place of business to a location more than 30 miles from the location of such office on the date of the change-in-control agreement; failure to pay the officer any material amounts otherwise vested and due the officer under the change-in-control agreement or under any plan, program or policy; or the officer’s death or disability. Under this agreement, a change in control results when there is an acquisition of 45% or more of our outstanding voting securities by one individual or entity or a group of stockholders or an acquisition of the company which results in a change in the majority of the directors on the board of directors, a new stockholder or group receiving at least 45% of the outstanding voting securities, or our former stockholders retaining less than 50% of our outstanding voting securities.

In March 2005, the compensation committee of our board of directors approved an increase in the annual salary we pay to Donald Witmer, our chief financial officer, from $200,000 to $225,000, effective as of March 24, 2005. In December 2004, our compensation committee had approved an increase in Mr. Witmer’s salary from $180,000 to $200,000. Mr. Witmer does not have a written employment agreement with us and is employed at will.

Equity Compensation Plan Information

The following table provides information as of December 31, 2004 regarding equity compensation plans approved by the Company’s securityholders. The Company does not have any equity compensation plans that have not been approved by our securityholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
2004 Equity Incentive Plan	766,175	$9.49	2,557,016	(2)
2004 Employee Stock Purchase Plan	—	—	750,000	(3)
2000 Stock Plan (1)	1,483,361	$3.91	0
Total	2,249,536	—	3,307,016

(1)	This plan has been terminated, and no further equity securities will be awarded under this plan.

(2)	This plan provides for an annual increase of 150,000 shares in the number of shares reserved thereunder on January 1 of each year.

(3)	This plan provides for an annual increase of 75,000 shares in the number of shares reserved thereunder on January 1 of each year.

SHARE OWNERSHIP

The following table sets forth information regarding the beneficial ownership of our common stock as of April 1, 2005 for:

•	each person known to our management to beneficially own more than 5.0% of our outstanding common stock (currently our only class of voting securities);

•	each of our directors;

•	each of the named executive officers; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and includes all shares over which the beneficial owner exercises voting or investment power. Options and warrants to purchase our common stock that are presently exercisable or exercisable within 60 days of the date of this Proxy Statement are included in the total number of shares beneficially owned for the person holding those options or warrants and are considered outstanding for the purpose of calculating percentage ownership of the particular holder. Except as otherwise indicated, and subject to community property laws where applicable, we believe, based on information provided by these persons, that the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 17,720,982 shares outstanding as of April 1, 2005.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Outstanding Shares
Principal Stockholders:
The Godinho Family Revocable Living Trust dated April 21, 1995	2,890,537	16.3%
Sevin Rosen Funds (1) c/o John V. Jaggers 13455 Noel Road, Suite 1670 Dallas, TX 75240	1,403,815	7.9%
Officers and Directors:
Norman Godinho (2)	3,203,037	18.1%
Ronald Jankov (3)	1,350,908	7.6%
Steve Domenik (4)	1,413,815	8.0%
Varadarajan Srinivasan (5)	371,147	2.1%
Leonard Perham (6)	197,985	1.1%
Douglas Broyles (7)	215,048	1.2%
Ibrahim Korgav (8)	111,122	0.6%
Marcia Zander (9)	121,949	0.7%
Roland Cortes (10)	77,500	0.4%
All directors and executive officers as a group (11 persons) (11)	7,260,886	41.0%

(1)

Includes 1,375,739 shares held by Sevin Rosen Fund VIII L.P. and 28,076 shares held by Sevin Rosen VIII Affiliates Fund L.P. We have been advised that Sevin Rosen Fund VIII L.P., SRB Associates VIII L.P., the general partner of Sevin Rosen Fund VIII L.P., and the eight individual general partners of SRB Associates VIII L.P. share the voting and investment control of the shares of our common stock held by Sevin Rosen Fund VIII L.P. We have been advised that Sevin Rosen VIII Affiliates Fund L.P., SRB Associates VIII L.P. and the eight individual general partners of SRB Associates VIII L.P. share the voting and investment control of the shares of our common stock held by Sevin Rosen VIII Affiliates Fund L.P. The eight individual general partners of SRB Associates VIII L.P. are Jon W. Bayless, Stephen L. Domenik, Stephen

M. Dow, John V. Jaggers, Jackie R. Kimzey, Charles H. Phipps, Alan R. Schuele and David M. Shrigley. Excludes 800 shares held by Sevin Rosen Bayless Management Company of which our director Steve Domenik, is a vice president.

(2)	Includes 150,000 shares held by The Godinho Bypass Trust DTD June 12, 1995; 162,500 shares held by The Godinho Children’s Trust, DTD November 7, 1983; and 2,880,537 shares held by The Godinho Family Revocable Living Trust dated April 21, 1995, Norman Godinho, Trustee. Mr. Godinho disclaims beneficial ownership of the shares held by The Godinho Bypass Trust DTD June 12, 1995 and The Godinho Children’s Trust, DTD November 7, 1983.

(3)	Includes 50,000 shares of our common stock issuable upon the exercise of immediately-exercisable options and 706,060 shares of our common stock held by Global Link 1 Capital, of which Mr. Jankov is a trustee. Mr. Jankov is our President and Chief Executive Officer and one of our directors.

(4)	Includes 1,375,739 shares held by Sevin Rosen Fund VIII L.P. and 28,076 shares held by Sevin Rosen VIII Affiliates Fund L.P. Mr. Domenik is a general partner of the general partner of Sevin Rosen Fund VIII L.P. and Sevin Rosen VIII Affiliates Fund L.P. Mr. Domenik disclaims beneficial ownership of all shares owned by entities affiliated with the Sevin Rosen Funds, except to the extent of his proportionate partnership interests in the shares. Excludes 800 shares held by Sevin Rosen Bayless Management Company of which Mr. Domenik is a vice president.

(5)	Includes 100,000 shares of our common stock issuable upon the exercise of immediately-exercisable options. Mr. Srinivasan is our Vice President of Product Development and Chief Technical Officer and one of our directors.

(6)	Includes 10,000 shares of our common stock held by Perham Ventures, LLC, of which Mr. Perham is a member.

(7)	Includes 123,702 shares of our common stock held by Huntington Technology Fund, L.P., of which Mr. Broyles is a general partner. Mr. Broyles disclaims beneficial ownership of all shares of our common stock owned by Huntington Technology Fund, L.P., except to the extent of his pecuniary interest therein.

(8)	Includes 75,000 shares of our common stock issuable upon the exercise of immediately-exercisable options. Also includes 36,122 shares held by The Korgav Family Trust dated October 2, 1989, Ibrahim Korgav and Sandra Lee Korgav, Trustees. Mr. Korgav is our Senior Vice President of Manufacturing and Business Operations.

(9)	Includes 93,000 shares of our common stock issuable upon the exercise of immediately-exercisable options. Ms. Zander is our Vice President of Sales.

(10)	Includes 48,250 shares of our common stock issuable upon the exercise of immediately-exercisable options.

(11)	Includes 530,000 shares of our common stock issuable upon the exercise of immediately-exercisable options.

The address of each officer and director listed in the table is c/o NetLogic Microsystems, Inc., 1875 Charleston Road, Mountain View, CA 94043.

Under the terms of their respective stock option agreements, all vested and unvested options held by our officers and directors and granted prior to July 2004 can be exercised immediately. Shares obtained on exercise of these unvested options are subject to our right of repurchase at cost. Shares are released from this right of repurchase according to the corresponding option vesting schedule.

PERFORMANCE GRAPH

COMPARISON OF STOCKHOLDER RETURN

The following graph shows the six-month cumulative total stockholder return (change in stock price plus reinvested dividends) assuming the investment of $100 on July 9, 2004 (the day of the Company’s initial public offering) in each of the Company’s common stock, the S&P 500 Index and the Philadelphia Semiconductor Index. The comparisons in the table are required by the SEC and are not intended to forecast or be indicative of possible future performance of the Company’s common stock.

	Cumulative Total Return
	7/9/2004	7/31/2004	8/31/2004	9/30/2004	10/31/2004	11/30/2004	12/31/2004
NetLogic Microsytems, Inc.	100	84	69	55	53	85	83
S&P 500 Index	100	99	99	100	102	105	109
Philadelphia Semiconductor Index	100	92	82	85	91	94	96

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Financing Transactions

In March 2004, we entered into a note and warrant purchase agreement with several of our existing investors or their affiliates pursuant to which we issued convertible promissory notes in the aggregate principal amount of $7,604,100. The purchasers of our notes included:

•	entities affiliated with Sevin Rosen Funds (which currently holds more than 5.0% of our voting securities and a general partner of which is our director Steve Domenik), who purchased notes in the aggregate principal amount of $1,988,000;

•	our directors, Ronald Jankov and Douglas Broyles, who each purchased notes in the aggregate principal amount of $497,000; and

•	affiliates of our directors Douglas Broyles, Norman Godinho and Leonard Perham, who purchased notes in the aggregate principal amounts of $347,900, $994,000 and $994,000, respectively.

The notes were repaid in accordance with their terms following the closing of our initial public offering. In addition, each purchaser of a note also purchased, at a price per underlying share of $0.60, a warrant to purchase a number of shares of our common stock equal to 10,000 shares per $1,000,000 of principal amount of the purchaser’s note. The warrant exercise price of the underlying shares is $2.00 per share. These warrants were all exercised in July 2004. In connection with this financing, we granted to the purchasers rights to require us to register or include their shares in a registered offering of our securities.

Other Transactions

We have entered into employment letters with each of our executive officers, regarding certain terms of their employment.

In connection with the exercise of options, we have loaned to, and accepted promissory notes secured by pledges of our stock from, the following executive officers (all of which were entered into prior to July 25, 2002):

•	We have accepted four promissory notes from Mr. Jankov, a director and our President and Chief Executive Officer in the aggregate principal amount of $610,000, at interest rates between 6.0% and 7.0% and due on dates between June 2004 and June 2006. In June 2004, Mr. Jankov paid all of the outstanding principal and interest on one of his notes in the amount of approximately $431,000. In July 2004, Mr. Jankov paid all of the outstanding principal and interest on his remaining notes in the amount of approximately $320,000;

•	We have accepted a promissory note from Mr. Korgav in the principal amount of $210,000, at an interest rate of 7.0% and due in June 2006. In July 2004, Mr. Korgav paid all of the outstanding principal and interest on his note in the amount of approximately $242,400;

•	We have accepted seven promissory notes from Mr. Srinivasan in the aggregate principal amount of $186,800, at interest rates between 6.0% and 7.0% and due on dates between September 2001 and June 2006. Mr. Srinivasan has repaid all of the principal and interest on three of these promissory notes in the aggregate principal amount of $82,600. In July 2004, Mr. Srinivasan paid all of the outstanding principal and interest on his remaining notes in the amount of approximately $129,600;

•	We have accepted two promissory notes from Ms. Zander in the aggregate principal amount of $70,000, at an interest rate of 6.0% and due in October 2004. In July 2004, Ms. Zander paid all of the outstanding principal and interest on her two notes in the amount of approximately $87,300; and

•	We have accepted five promissory notes from Mr. Cortes in the aggregate principal amount of $30,000, at interest rates between 6.0% and 7.0% and due between August 2005 and April 2007. In July 2004, Mr. Cortes paid all of the outstanding principal and interest on his notes in the amount of approximately $38,500.

All future transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of our board of directors, including a majority of independent and disinterested directors in the transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of ours. Directors, executive officers and greater than 10% holders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of Forms 3 and 4 received during 2004 and Forms 5 (or any written representations) received with respect to fiscal year 2004, we believe that all directors, executive officers and 10% stockholders complied with all applicable Section 16(a) filing requirements during 2004.

REPORT ON EXECUTIVE COMPENSATION BY THE

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Overview

This report is provided by the Compensation Committee to assist stockholders in understanding the objectives and procedures in establishing the compensation of the Company’s Chief Executive Officer and other executive officers during fiscal year 2004.

The Compensation Committee has the responsibility to review the compensation program for the Company’s executive officers including the approval of salaries, cash bonuses and other compensation. The Committee also administers the Company’s 2000 Stock Plan (the “2000 Plan”) and 2004 Equity Incentive Plan (the “2004 Plan”), including review and approval of stock option grants under the 2000 Plan and 2004 Plan to the executive officers. The Compensation Committee is composed of two independent, non-employee directors.

Compensation Philosophy

The Compensation Committee believes that compensation of the Company’s executive officers should encourage creation of stockholder value and achievement of strategic corporate objectives. It is the Compensation Committee’s philosophy to align the interests of the Company’s stockholders and management by integrating compensation with the Company’s annual and long-term corporate and financial objectives. The Compensation Committee believes that the compensation of the Company’s executive officers should be competitive in the marketplace, based upon the Company’s performance as well as the individual executive officer’s performance, and sufficient to attract, retain and motivate well-qualified executives who will contribute to the long-term success of the Company. The Company offers a total compensation package competitive with companies in the semiconductor design industry, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance. The components of executive officer compensation consist of base salary, bonus and stock options, which are discussed separately below.

Compensation Program

The Company’s executive compensation program consists of cash and equity-based components. Grants of stock options under the Company’s 2000 Plan and 2004 Plan currently comprise the equity-based component. The Vice President of Sales is also eligible to receive sales commissions and a sales-based bonus, which is paid quarterly.

Cash Components. In fiscal year 2004, the Compensation Committee reviewed salaries recommended by the Chief Executive Officer for executive officers other than the Chief Executive Officer. The Compensation Committee sets the salary level of each executive officer on a case-by-case basis, taking into account the individual’s level of responsibilities and performance but gives substantial weight to the recommendation of the Chief Executive Officer with regard to the compensation payable to the other executive officers. The Compensation Committee also considers market information and the base salaries and other incentives paid to executive officers of other similarly sized companies within its industry. Executive salaries are reviewed annually. There are no profit-sharing or deferred compensation programs.

The Company’s bonus policy is to pay an annual cash bonus to certain executive officers and other key employees based on an evaluation of the Company’s operating performance for the year and the employee’s individual performance. The amount of each bonus (other than for the Chief Executive Officer) is determined by the Chief Executive Officer, subject to the approval of the Compensation Committee.

Equity-Based Component. Stock options provide additional incentives to officers and employees to work to maximize stockholder value. The options become exercisable over a defined period of employment with the

Company to encourage employee retention. The Compensation Committee believes that equity-based compensation in the form of stock options links the interests of management and stockholders by focusing employees and management on increasing stockholder value. Stock options typically have been granted to executive officers when the executive first joins the Company, and annually thereafter in connection with significant changes in responsibilities, and, occasionally, to achieve equity within a peer group. The number of shares subject to each stock option granted takes into account or is based on anticipated future contribution and ability to impact corporate and/or business unit results, past performance or consistency within the executive’s peer group, prior option grants to the executive officer and the level of vested and unvested options. Except as otherwise provided by the Compensation Committee, these options generally vest as to 25% of the total shares within one year after the date of grant and then monthly over the next three years.

2004 Compensation of the Chief Executive Officer

Ronald Jankov has been the Company’s President and Chief Executive Officer since April 2000. In determining the compensation of Mr. Jankov for services rendered in fiscal year 2004, the Compensation Committee reviewed the Company’s fiscal 2004 financial results and compared them with the Company’s financial results in fiscal 2003, the Company’s increase in revenues for fiscal 2004, and other factors. Furthermore, in 2004, the Compensation Committee commissioned and considered a compensation survey to compare the compensation paid to the Company’s executive officers with the compensation paid to executive officers of other high technology companies of similar size, with similar annual revenue and in similar industries.

Based on the foregoing factors, the Compensation Committee increased Mr. Jankov’s salary in 2004 from $187,200 at the beginning of 2004 to $237,200 in December 2004. During fiscal 2004, Mr. Jankov was granted stock options to purchase 125,000 shares of our common stock.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation paid to the officer exceeds $1 million during the Company’s taxable year. The compensation paid to the Company’s executive officers for the year ended December 31, 2004 did not exceed the $1 million limit per officer. In addition, the Company’s employee stock option plans and option grants to executives have been structured so that any compensation deemed paid to an executive officer in connection with the exercise of his or her outstanding options with an exercise price per share equal to the fair market value per share of the common stock on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. Our compensation committee does not expect to take any action at this time to modify cash compensation payable to the executive officers that would result in the application of Section 162(m).

The Compensation Committee of the Board of Directors:
Leonard Perham
Steve Domenik

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our compensation committee and none of our executive officers has a relationship that would constitute an interlocking relationship with executive officers and directors of another entity.

AUDIT COMMITTEE REPORT

The Audit Committee reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters. The Audit Committee also monitors the performance of the Company’s registered independent public accounting firm, and reviews the audit report on the financial statements following completion of the audit and the accounting practices of the Company with respect to internal accounting and financial controls. Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The Company’s registered independent public accounting firm audits the financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America and discuss with our Audit Committee any issues they believe should be raised with us. The Audit Committee’s responsibilities under the Audit Committee Charter, adopted by our board of directors effective May 18, 2004, include the selection or dismissal of the Company’s registered independent public accounting firm, review of the scope of the annual audits, and approval of fees to be paid to the Company’s registered independent public accounting firm.

The Audit Committee Charter is attached to this Proxy Statement as Appendix A and also can be found through our website www.netlogicmicro.com.

During the fiscal year ended December 31, 2004, the current members of the Audit Committee, Leonard Perham and Steve Domenik, served for the entire year.

The Audit Committee reviewed and discussed the audited financial statements of the Company for fiscal year 2004 with management and PricewaterhouseCoopers LLP (“PwC”), the Company’s registered independent public accounting firm. The Audit Committee discussed with PwC matters required to be discussed by Statement on Auditing Standards No. 61 and No. 90 (Communication with Audit Committees). PwC provided the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) from PwC and discussed PwC’s independence with members of that firm. Based on the discussions with PwC concerning the audit, the independence discussions and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the board of directors that the Company’s financial statements for the fiscal year ended December 31, 2004 be included in its 2004 Annual Report on Form 10-K filed with the SEC.

The Audit Committee of the Board of Directors:
Leonard Perham
Steve Domenik

SPECIAL NOTE

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Audit Committee Report (including reference to the independence of the Audit Committee members), the Report on Executive Compensation by the Compensation Committee and the Performance Graph are not deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes unless specifically so provided in any such filing.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

At the Annual Meeting, two Class I directors are to be elected to serve until the 2008 annual meeting of stockholders and until a successor for such director is elected and qualified, or until the death, resignation or removal of such director. There are two nominees, both of whom are currently directors of the Company. Each of these nominees has been recommended by our governance and nominating committee for re-election to our board of directors and has been approved by our board of directors for nomination.

NOMINEES

Set forth below is information regarding the nominees for election to our board of directors:

Name	Position(s) with the Company	Year First Elected Director
Ronald Jankov	Director, Chief Executive Officer and President	2000

Norman Godinho	Director	1997

Each person nominated has agreed to serve if elected, and our board of directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the current board of directors to fill the vacancy.

Our board of directors unanimously recommends that the stockholders vote FOR the election of both of the above nominees.

PROPOSAL NO. 2:

APPROVAL OF AMENDMENT TO 2004 EQUITY INCENTIVE PLAN

General

Our board of directors is asking our stockholders to approve a proposed amendment to our 2004 Equity Incentive Plan (the “Plan”) pursuant to which our board of directors would have discretion to grant stock options to non-employee directors of the Company. Currently, stock option grants under the Plan to non-employee directors are automatic and non-discretionary in accordance with the provisions of the Plan. On an annual basis, our non-employee directors are granted options to purchase 10,000 shares of our common stock, under specified conditions. Each of these option grants vests on a monthly basis over a one-year period. Section 7.1(h)(i) of the Plan specifically provides that no person shall have any discretion to select which non-employee directors of the Company shall be granted stock options under the Plan.

If the proposed amendment to the Plan described below is approved by our stockholders, our board of directors will have certain discretion to grant stock options to non-employee directors of the Company. Following the Annual Meeting, if each of the proposed nominees described in Proposal No. 1 is elected to our board of directors, there will be four non-employee directors that will be eligible to receive stock options under the Plan.

Proposed Amendment

The Plan currently provides that stock options will be granted to non-employee directors pursuant to an automatic, non-discretionary grant mechanism. Each non-employee director is granted automatically a stock option to purchase 10,000 shares of our common stock each year at an exercise price equal to the fair market value of our common stock on the date of grant. These stock options vest in equal, monthly installments over the 12 months following grant. The Plan specifically provides that no person shall have any discretion to select which non-employee directors of the Company shall be granted stock options under the Plan.

The proposed amendment to the Plan, for which we are seeking stockholder approval, would authorize our compensation committee or our full board of directors to grant additional stock options and other awards of up to 50,000 shares of our common stock per year to each non-employee director. The proposed amendment would further authorize a disinterested majority of the directors may determine in its discretion to grant stock options or other awards of such number of additional shares in recognition of additional duties to be performed as a committee chair or for other extraordinary service to our board of directors. The text of the proposed amendment to Section 7.1(h) of the Plan is attached to this Proxy Statement as Appendix B. Due to the nature of the proposed amendment, our non-employee directors have an interest in this proposal as they may benefit therefrom in the future.

2004 Equity Incentive Plan

The Plan was adopted by our board of directors in April 2004 and was approved by our stockholders in May 2004. The Plan took effect upon the effective date of our initial public offering and is administered by our compensation committee, which committee has the authority to, among other things, determine eligibility to receive awards, the types and number of shares of stock subject to the awards, the price and timing of awards and the acceleration or waiver of any vesting, and performance of forfeiture restriction. As used in this prospectus, the term “administrator” means our compensation committee.

Participants. Any of our employees, our non-employee directors, consultants and advisors to us, as determined by our compensation committee, may be selected to participate in the Plan.

Awards. We may award participants with one or more of the following:

•	stock options;

•	stock appreciation rights;

•	restricted stock and stock unit awards;

•	performance shares;

•	stock grants; and

•	performance-based awards.

Stock options. Stock options may be granted under the Plan, including incentive stock options, as defined under Section 422 of the Internal Revenue Code, or the Code, and nonqualified stock options. Any incentive stock option or any option intended to qualify as performance-based compensation under Code Section 162(m) will not be granted at a price that is less than 100% of the fair market value of our common stock on the date of grant or, in the case of grants to holders of at least 10% of the voting power of all classes of our stock, 110% of the fair market value. The term of options granted shall generally be ten years, except that incentive stock options granted to 10% stockholders shall have a term of five years. The option exercise price of all nonqualified stock options will be determined by the administrator and is not limited by the foregoing restrictions on price.

Upon the exercise of a stock option, the purchase price must be paid in full in either cash or its equivalent. The administrator may also allow payment by tendering previously acquired shares of our common stock with a fair market value at the time of exercise equal to the exercise price, provided such shares have been held for at least six months prior to tender and broker-assisted cashless exercises and may authorize loans for the purpose of exercise as permitted under applicable law.

In addition, the Plan provides for the automatic grant, on an annual basis, to our non-employee directors of options to purchase 10,000 shares of our common stock, under specified conditions. Each of these option grants to non-employee directors vest on a monthly basis over a one-year period. If the proposed amendment to the Plan described below is approved by our stockholders, our board of directors will have discretion to grant stock options to non-employee directors of the Company.

Stock appreciation rights (SAR). A SAR entitles a participant to receive a payment equal in value to the difference between the fair market value of a share of stock on the date of exercise of the SAR over the grant price of the SAR. The administrator may pay that amount cash, in shares of our common stock, or a combination. The terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any SAR will be determined by the administrator at the time of the grant of award and will be reflected in the award agreement.

Restricted stock and stock units. A restricted stock award or restricted stock unit award is the grant of shares of our common stock either currently (in the case of restricted stock) or at a future date (in the case of restricted stock units), at a price determined by the administrator (including zero), that is nontransferable and is subject to substantial risk of forfeiture until specific conditions or goals are met. Conditions may be based on continuing employment or achieving performance goals. During the period of restriction, participants holding shares of restricted stock may, if permitted by the administrator, have full voting and dividend rights with respect to such shares. The restrictions will lapse in accordance with a schedule or other conditions determined by the administrator.

Performance shares. A performance share award is a contingent right to receive pre-determined shares of our common stock if certain performance goals are met. The value of performance units will depend on the degree to which the specified performance goals are achieved but are generally based on the value of our common stock. The administrator may, in its discretion, pay earned performance shares in cash, or stock, or a combination of both.

Stock grants. A stock grant is an award of shares of common stock within restriction. Stock grants may only be made in limited circumstances, such as in lieu of other earned compensation.

Performance-based awards. Grants of performance-based awards enable us to treat other awards granted under the Plan as “performance-based compensation” under Section 162(m) of the Code and preserve the deductibility of these awards for federal income tax purposes. Because Section 162(m) of the Code only applies to those employees who are “covered employees” as defined in Section 162(m) of the Code, only covered employees and those likely to become covered employees are eligible to receive performance-based awards.

Shares reserved for issuance. Subject to certain adjustments, 3,323,191 shares of our common stock, including shares of our common stock that may be issued upon the exercise of options, are authorized and reserved for issuance under the Plan. In addition, on January 1 of each year (including January 1, 2005), there will be an automatic increase of 150,000 shares in the number of shares reserved for issuance under the Plan. Of the 3,473,191 shares reserved under the Plan as of January 1, 2005, options to purchase 868,175 shares of our common stock have been issued pursuant to the Plan as of April 1, 2005.

Acceleration of vesting. The vesting of any awards granted under the Plan may be accelerated in full in the event of a merger or sale of the company if the acquiring entity does not assume or replace the awards with comparable awards.

Amendment and termination. The administrator, with the approval of our board of directors, may terminate, amend or modify the Plan at any time; however, stockholder approval will be obtained for any amendment to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule. We may not make any grants under the Plan after the tenth anniversary of the effective date of the Plan.

Tax Consequences. If the proposed amendment is approved, all stock options that may be granted pursuant to the amended provisions of the Plan would be nonstatutory options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. However upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the option price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired or where the optionee is an officer, director or 10% stockholder of the Company, the date of taxation may be deferred unless the optionee files an election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code. Upon resale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss. The Company will be entitled to a tax deduction in the amount and at the time that the optionee recognizes ordinary income with respect to shares acquired upon exercise of a nonstatutory option.

The American Jobs Creation Act of 2004 (H.R. 4520) (the “Act”), which added Section 409A (“Section 409A”) to the Internal Revenue Code, imposes significant new restrictions on a range of deferred compensation plans, along with a harsh penalty on the individual employee or director for noncompliance. The initial Internal Revenue Service guidance, Notice 2005-1, on the deferred compensation provisions of new Section 409A was issued on December 20, 2004 and revised on January 5, 2005. The guidance provides transition rules for 2005 for nonqualified deferred compensation plans (i.e., plans and agreements providing for the “deferral of compensation”) that are subject to Section 409A with respect to deferral and payment elections, amendments, termination of participation, cancellation of deferrals, and plan termination.

The Act’s definition of a nonqualified deferred compensation plan is broad and includes any plan or arrangement (including an agreement covering only one person) that provides for the deferral of compensation, with certain specific exceptions. The following are examples of the types of plans that are subject to the Act:

•	Elective deferral of director’s fees;

•	Stock options issued at less than market value; and

•	Stock options granted in connection with a merger to replace options of the acquired company granted at fair market value will not be treated as discount stock options if the replacement complies with requirements for replacing incentive stock options in mergers.

Beginning January 1, 2005, amounts deferred under a nonqualified deferred compensation plan that do not comply with the Act will be includible in a participant’s gross income and taxable immediately to the extent that such amounts are not subject to a substantial risk of forfeiture (e.g., the participant is vested in the deferred amounts). Amounts deferred under a nonqualified deferred compensation plan before January 1, 2005 are generally not subject to the requirements of the Act. However, amounts deferred under a nonqualified deferred compensation plan that is materially modified after October 3, 2004 and amounts deferred but not vested prior to January 1, 2005 are subject to the Act.

If the requirements of the Act are not met in a particular taxable year, participants with respect to whom the requirements are not met will encounter the following tax consequences:

•	All compensation (plus earnings) deferred under the plan in that and all preceding years will be taxable to the extent not then subject to a substantial risk of forfeiture (i.e., vested);

•	An additional tax of 20% of all compensation (plus earnings) that is includible in income will be levied; and

•	An interest penalty will be assessed on tax underpayments in prior years computed as if the deferred compensation had been included in income when first vested.

The Act and its legislative history contain several exclusions from the broad definition of deferred compensation. Examples of the types of plans that do not have to comply with the Act are as follows:

•	Options where the exercise price is at least equal to fair market value on the date of grant; and

•	Transfers of property subject to Section 83 of the Code (other than option grants) (e.g., where income is taxed at time of vesting or where the participant makes a Section 83(b) election).

New Plan Benefits Under the 2004 Equity Incentive Plan

If the proposed amendment to the Plan is approved by our stockholders, in the future, our compensation committee or our full board of directors will have certain discretion to grant stock options to non-employee directors. However, neither the benefits or amounts that will be received by or allocated to each of our non-employee directors under the Plan, as proposed to be amended, nor the benefits or amounts which would have been received by or allocated to each of our non-employee directors for the last completed fiscal year if the Plan, as proposed to be amended, had been in effect are determinable. No executive officers (including directors who are executive officers) or other employees of the Company will benefit from the proposed amendment to the Plan.

Our board of directors unanimously recommends that the stockholders vote FOR the proposal to amend the NetLogic Microsystems, Inc. 2004 Equity Incentive Plan.

PROPOSAL NO. 3:

RATIFICATION OF REGISTERED INDEPENDENT

PUBLIC ACCOUNTING FIRM FOR 2005

Our audit committee meets with PricewaterhouseCoopers LLP (“PwC”) several times a year. At such times, our audit committee reviews both audit services performed by PwC as well as the fees charged for such services.

Audit Fees

The following table shows the fees paid or accrued (in thousands) by us for the audit services provided by PwC for fiscal 2004 and 2003. During the fiscal years ended December 31, 2004 and 2003, no other fees were billed by PwC for information technology consulting or any other services.

	2004	2003
Audit Fees (1)	$903	$157
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$903	$157

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements, review of our quarterly financial statements and filing of the Registration Statement on Form S-1 with the SEC in 2004.

In the event the stockholders fail to ratify and approve our audit committee’s appointment, our audit committee will reconsider its selection. Even if the appointment is ratified and approved, our audit committee, in its discretion, may direct the appointment of a different registered independent public accounting firm at any time during the year if our audit committee determines that such a change would be in the Company’s and the stockholders’ best interests.

Representatives of PwC are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Our board of directors unanimously recommends that the stockholders vote FOR the proposal to ratify our audit committee’s appointment of PricewaterhouseCoopers LLP to serve as our registered independent public accounting firm for the year ending December 31, 2005.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

To be considered for inclusion in the Company’s proxy statement relating to the 2006 Annual Meeting of Stockholders, stockholder proposals pursuant to Rule 14a-8 of Regulation 14A under the Securities Exchange Act of 1934 must be received a reasonable time before the date the Company begins to print and mail its proxy materials for the 2006 Annual Meeting of Stockholders, but in no event later than December 13, 2005.

For any other business to be properly submitted by a stockholder for the 2006 Annual Meeting of Stockholders, the stockholder must give timely notice in writing to the Company. To be considered timely for the 2006 Annual Meeting of Stockholders, the stockholder’s notice must be received no later than February 24, 2006, unless otherwise permitted by applicable rules. All stockholder proposals should be addressed to the attention of the Secretary at the principal office of the Company and contain the information required by the Company’s bylaws.

OTHER MATTERS

Our board of directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, our board of directors intends that the persons named in the proxies will vote upon such matters in accordance with the best judgment of the proxy holders.

Whether or not you intend to be present at the meeting, you are urged to fill out, sign, date and return the enclosed proxy at your earliest convenience.

BY ORDER OF THE BOARD OF DIRECTORS

Ronald S. Jankov
President and Chief Executive Officer

Mountain View, California

April 12, 2005

Appendix A

NetLogic Microsystems, Inc.

Audit Committee Charter

Adopted by the Board of Directors as of May 18, 2004

PURPOSE

The purpose of the Audit Committee of the Board of Directors of NetLogic Microsystems, Inc. (the “Company”) is to oversee and monitor the Company’s financial reporting process and systems of internal controls regarding finance and accounting; compliance with legal and regulatory requirements; and the independent auditors’ qualifications, independence and performance on behalf of the Board of Directors, which intends for this to be an “audit committee” as defined in section 3(a)(58) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

RESPONSIBILITIES OF AUDIT COMMITTEE

The Board of Directors recognizes that the Company’s management is responsible for preparing the Company’s financial statements and implementing internal controls and that independent auditors are responsible for auditing those financial statements. In fulfilling these responsibilities, management and the independent auditors are ultimately accountable to the Audit Committee and the Board of Directors.

Nothing in this Charter should be construed to imply that the Audit Committee is required to provide or does provide any assurance or certification as to the Company’s financial statements or as to its compliance with laws, rules or regulations. In order to fulfill its oversight responsibility, the Audit Committee must be capable of conducting free and open discussions with management, internal and independent auditors, employees and others regarding the quality of the financial statements and the system of internal controls.

The specific duties of the Audit Committee shall be as follows:

Independent Auditors

1. Select and evaluate independent auditors, review their performance and, in the sole judgment of the Audit Committee, approve the appointment or replacement of independent auditors and, the fee arrangements in connection with such appointments.

2. Affirm the auditor’s independence by:

(i) requiring that the auditors annually submit to the Audit Committee a formal written statement delineating all relationships between the auditors and the Company;

(ii) actively engaging in a dialogue with the auditors with respect to any disclosed relationships or services that may impact their objectivity and independence, including the matters required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees (as it may be as may be modified or supplemented);

(iii) reviewing and discussing with the Board of Directors any relationships between the auditors and the Company, or any other relationship, that may adversely affect independence; and, reviewing and approving any significant management consulting engagements proposed to be undertaken by such auditors on behalf of the Company; and

(iv) recommending that the Board of Directors take appropriate action in response to the auditors’ report to satisfy itself of their independence.

3. Annually require the auditors to confirm in writing their understanding of the fact that they are ultimately accountable to the Board of Directors of the Company and its Audit Committee.

4. Annually review the auditors’ proposed audit plan and approach, as well as staffing and timing of the audit and related matters.

5. Pre-approve all auditing services and non-auditing services (other than non-audit services falling within the de minimus exception set forth in Section 10A(i)(1)(B) of the Exchange Act and non-audit services that the independent auditors are prohibited from providing to the Company); in accordance with the following guidelines:

(i) pre-approval policies and procedures must be detailed as to the particular services provided;

(ii) the Audit Committee must be informed about each service; and

(iii) the Audit Committee may delegate pre-approval authority to one or more of its members, who shall report to the full committee, but shall not delegate its pre-approval authority to management.

6. Obtain from management, review and approve a description of issues and responses whenever a second opinion is proposed by management to be sought from another outside accountant.

7. Take, and require the Company’s senior management to take, timely and appropriate remedial actions in response to any report or information submitted by the independent auditors pursuant to Section 10A(b) of the Exchange Act.

Financial Statements

8. Conduct a post-audit, pre-issuance review of the Company’s annual financial statements, the auditor’s opinion thereon, and any significant difficulties or disagreements with management encountered during the course of the audit.

9. Discuss the annual financial statements with the appropriate officers and/or employees of the Company and with the independent auditors.

10. Discuss with the auditors the matters required to be discussed by relevant auditing standards, including the quality, clarity and reasonableness, and not just the acceptability, of the accounting principles, significant judgments, and underlying estimates and assumptions used in the statements, as well as additional matters reported by the independent auditors pursuant to Section 10A(k) of the Exchange Act.

11. When appropriate recommend to the Board of Directors that the annual financial statements be included in the Company’s annual report on Form 10-K.

12. Prepare a report to the stockholders of the Company in each proxy statement, as required by the rules of the Securities and Exchange Commission (“Commission”).

13. Review with the Company’s financial management and the independent auditors the quarterly earnings releases and the schedule of any unrecorded adjustments to the Company’s financial statements.

14. With regard to quarterly reports to the Commission on Form 10-Q, the Chairperson of the Committee and/or any member or members of the Committee whom he or she designates, shall review with management and the independent auditors the financial statements to be included in such filing prior to filing with the Commission.

15. Review prior to publication or filing and approve such other Company financial information, including appropriate regulatory filings and releases that include financial information, as the Committee deems desirable.

Internal Accounting and Control Functions

16. Annually review the quality of internal accounting and financial controls, the auditor’s report or opinion thereon and any recommendations the auditor may have for improving or changing the Company’s internal controls, as well as management’s letter in response thereto and any other matters required to be discussed under Statement of Auditing Standards No. 61 (as it may be modified or supplemented).

17. Review with management the Company’s major financial risk exposures and the steps management has taken and proposes to take to monitor and control such exposures.

18. Review proposed future internal audit plans proposed by management.

19. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of the Company regarding questionable accounting or auditing matters.

Compliance and Governance

20. Review and approve all business transactions between the Company and a director, officer, affiliate or other related party, as determined by the Audit Committee.

21. Review inquiries and reports concerning violations by officers or directors of the Company’s Code of Business Conduct and Ethics for Employees and Directors and conduct appropriate investigations in accordance with the policies and procedures set forth in such Code.

22. Constitute the Company’s qualified legal compliance committee within the meaning of the Standards of Professional Conduct for Attorneys, 17 C.F.R. § 205, promulgated under Section 307 of the Sarbanes-Oxley Act, and as such committee:

(i) shall adopt written procedures for the confidential receipt, retention and consideration of any report of evidence of a material violation within the meaning of such Standards of Professional Conduct;

(ii) undertake investigations of all reports of a material violation;

(iii) take appropriate remedial actions; and

(iv) notify responsible individuals and agencies when advisable or required by law.

General

23. Periodically review this Audit Committee Charter, and any provisions of the Company’s bylaws which refer to the Audit Committee, and propose to the Board of Directors necessary or appropriate revisions.

24. At least annually, the Committee shall hold separate, private meetings without other members of management present, with each of the Company’s Chief Financial Officer, Controller and the Company’s independent auditors; and, each such person shall have free and direct access to the Committee and any of its members.

25. Periodically report its activities, concerns, conclusions and recommendations to the Board of Directors.

AUTHORITY

26. The Audit Committee and each of its members may communicate directly and/or privately with the Company’s directors, officers, employees, consultants, agents, internal auditors, independent auditors, attorneys- in-fact, counsel (including inside and outside counsel) and advisors, and any and all third parties in the performance of the Audit Committee’s functions.

27. The Audit Committee may cause an investigation to be made into any matter within the scope of its responsibilities under this Charter as the Committee deems necessary, or as otherwise requested by the Board or Directors. The Audit Committee may require Company personnel to assist in any such investigation, and may engage independent resources to assist in such investigations as it deems necessary.

COMMITTEE MEMBERSHIP

28. The membership of the Audit Committee shall consist of three or more directors each of whom shall:

(i) have been appointed by the Board of Directors.

(ii) be free of any relationship to the Company which, in the opinion of the Board of Directors, may interfere with the exercise of independence from management and the Company;

(iii) be or shall become (within a reasonable period of time after his or her appointment to the Committee) “financially literate,” as such qualification is interpreted by the Board of Directors in its discretion; and

(iv) otherwise meet the requirements of independence and other qualifications for membership on the Committee as set forth in Section 10A(m)(3) of the Exchange Act and in the rules of The NASDAQ Stock Market, or any other market or exchange on or through which the Company’s securities may be traded (the “relevant listing authority”), as such rules may be amended from time to time. In addition, at least one member of the Audit Committee shall be a “financial expert” within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002.

29. The Board of Directors reserves all authority permitted under the rules of the Commission and the relevant listing authority in connection with any matter referred to in this Charter, including but not limited to the determination of independence of Audit Committee members.

MEETINGS

30. The Audit Committee shall meet as often as necessary to fulfill its functions as determined by the Committee, but no less than four times annually.

Appendix B

PROPOSED AMENDMENT TO SECTION 7.1(h)

OF NETLOGIC MICROSYSTEMS, INC. 2004 EQUITY INCENTIVE PLAN

(h) ~~Automatic~~ Director Option Grants. The provisions set forth in this Section 7.1(h)~~(i)~~ shall not be amended more than once every six months other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules promulgated thereunder. All grants of Options to non-employee directors under this Plan shall be automatic and nondiscretionary, except as provided below, and shall be made strictly in accordance with the following provisions:

(i) No person shall have any discretion to select which non-employee directors shall be granted Options; provided that (A) the Board or the Committee may establish by resolution that number of shares and other terms subject to Options or other Awards that may be granted to (x) each newly appointed or elected non-employee director or (y) each sitting non-employee director for each year in which he or she serves on the Board and (B) a disinterested majority of the Board may authorize additional Options or other Awards to any director serving as a committee chairman or providing other extraordinary service to the Board; and provided further that if, in the case of each of clauses (A) and (B), all such Options or other Awards granted to each non-employee director under this Section 7.1(h)(i) with respect to one year of Board service do not represent the right to acquire more than fifty thousand (50,000) shares of Stock (or the equivalent number of shares of Stock potentially represented by other Awards).

(ii) Each non-employee director shall be automatically granted an option (an “Automatic Director Option”) to purchase 10,000 shares of Stock at the first meeting of the Board following the Annual Meeting of Stockholders in each year, commencing with the 2005 Annual Meeting of Stockholders, provided that he or she is not an employee and if, as of such date, he or she shall have served on the Board for at least the preceding six months.

(iii) The terms of an Automatic Director Option granted hereunder shall be as follows:

(A) the term of the Automatic Director Option shall be 10 years;

(B) the exercise price per share shall be 100 percent of the Market Value per share on the date of grant of the Automatic Director Option. In the event that the date of grant of the Automatic Director Option is not a trading day, the exercise price per share shall be 100 percent of the Market Value on the next trading day immediately following the date of grant of the Automatic Director Option;

(C) subject to Section 9 hereof, the Automatic Director Option shall become exercisable as to 1/12th of the shares subject to the Automatic Director Option at the end of each calendar month after its date of grant, provided that the Optionee was in Continuous Employment on such dates;

(D) upon the occurrence of a Change of Control, any and all Automatic Director Options not already exercisable in full shall Accelerate with respect to 100 percent of the shares for which such Automatic Director Options are not then exercisable; and

(E) except as the terms of this Section 7.1(h~~i~~) otherwise provide, the terms and conditions of this Plan shall apply to Automatic Director Options.

(iv) In the event that any ~~Automatic Director~~ Option or other Award granted under ~~the Plan~~ this Section 7.1(h) would cause the number of shares subject to outstanding Options plus the number of shares previously purchased under Options to exceed the total number of authorized shares then available under the Plan, the remaining shares available for Option grant shall be granted under Options to the non-employee directors on a pro rata basis. No further grants shall be made until such time, if any, as additional shares become available for grant under the Plan through action of the Board or the stockholders to increase the number of shares which may be issued under the Plan or through cancellation or expiration of Awards previously granted hereunder.

B-1

NETLOGIC MICROSYSTEMS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 18, 2005

8:00 a.m. (Pacific Time)

To be held at:

BINGHAM McCUTCHEN LLP

1900 University Avenue

East Palo Alto, CA 94303

NetLogic Microsystems, Inc. 1875 Charleston Road Mountain View, CA 94043	proxy

This proxy is solicited by the NetLogic Microsystems, Inc. Board of Directors for use at the Annual Meeting on May 18, 2005.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted ‘‘FOR’’ Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Mr. Ronald Jankov and Mr. Donald Witmer, and each of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 17, 2005.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/netl/ — QUICK ««« EASY ««« IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 17, 2005.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to NetLogic Microsystems, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.

ò Please detach here ò

The NetLogic Microsystems, Inc.’s Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of directors:	01	Norman Godinho	☐	Vote FOR	☐	Vote WITHHELD
		02	Ronald Jankov		all nominees		from all nominees
					(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	The approval of an amendment to the NetLogic Microsystems, Inc. 2004 Equity Incentive Plan regarding the granting of stock options and other awards to non-employee directors.	☐	For	☐	Against	☐	Abstain

3.	The ratification of the appointment of PricewaterhouseCoopers LLP as the registered independent public accounting firm of NetLogic Microsystems, Inc. for the fiscal year ending December 31, 2005.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:			Date

Signature(s) in Box
Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.